EXHIBIT 16.1

January 31, 2011

Securities and Exchange Commission
100F Street N.E.
Washington DC 20549

Ladies and Gentlemen,

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 31, 2011, to be filed by our former client, China Power Equipment, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours faithfully,

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP